Exhibit 10.19

Coventry Health Care, Inc.
2004 Management Incentive Plan (MIP)

Plan Objective

The objective of Coventry Health Care’s (CHC) 2004 Management Incentive Plan (MIP) is to reward employees for their contribution to the achievement of company–wide, business unit, health plan, and team/individual goals.

Plan Year

The plan year will be consistent with CHC’s fiscal year, January 1 through December 31, 2004.

Eligibility

The CEO of CHC will determine employee eligibility prior to the beginning of the plan year and throughout the year as warranted by promotions and/or performance. Participants in CHC’s Sales Incentive Plans, Team Incentive Plans and Annual Executive Incentive Plan, are not eligible for the MIP. Participants must be actively employed at the time incentive checks are distributed to receive an incentive payment. MIP payouts may be prorated based on hire date or the promotion date of each participant.

Timing of Incentive Payouts

Incentive payouts will be made as soon as possible after the close of the fiscal year and after CHC’s year-end financial results are finalized (approximately February/March 2005).

Target Incentive Opportunity

Eligible Employee Title	Target Incentive %
Sr. Vice Presidents and Coaches	50%*
Vice Presidents	30%*
Directors	15%*
Managers	10%*
* Exceptions made on a case-by-case basis with approval from the CHC CEO

Performance Criteria

Criteria for incentive payouts includes the following three factors:

  CHC Financial Results
  Health Plan Financial Results
  Team and Individual Achievements

Coventry Health Care Results

The performance of CHC will be based on the achievement of its Earnings Per Share goal.

2004 Goal
Net Earnings Per Share Budget	Budget

Incentive Pool Funding

Target incentive pools will be calculated separately for each Health Plan and Corporate. The number of eligible employees, individual incentive targets and each eligible employee’s base pay will determine each budgeted target incentive pool.

Actual funding of incentive pools is based on the results achieved by each Health Plan and the overall performance of Coventry Health Care, Inc in the case of the Health Plan, and overall performance of Coventry Health Care, Inc. in the case of Corporate.

Health Plan Results

The performance of each Health Plan will be based on the achievement of its Plan Contribution and Revenue Growth goals as set forth in the 2004 Budget. The two key goals are weighted as follows:

  Plan Contribution      75%
  Revenue Growth        25%

Health Plan Incentive Pool Funding

Each Health Plan’s incentive pool is funded based on the achievement of its Plan Contribution and Revenue Growth goals. Each Health Plan’s pool will be modified based on the achievement of CHC’s EPS goal. The following chart will be utilized to calculate the final incentive pool for each Health Plan.

Level of Health Plan Goal Achievement	% of Target Pool Available for Payout (1)
‹ =85%	0%
86% to 99%	CEO Discretion
100%	100%
110%	120%
120%	130%
130%	140%
140%	145%
150%	150%
(1) Straight–line interpolation will be used to calculate the incentive pools when performance falls between two levels.

Once each Health Plan’s incentive pool is calculated, it will be modified by the achievement of CHC’s Earnings Per Share goal. The following chart displays the scale that will be used to modify each Health Plan’s incentive pool.

Level of CHC Goal Achievement	Health Plan Incentive Pool Modifier (2)
‹ 90%	0
90.50
95.75
100	1.00
110	1.20
120	1.30
130	1.40
140	1.45
150	1.50
(2) Straight–line interpolation will be used to calculate the pool modifier when performance falls between two levels

Example Incentive Pool Calculation

Example 1:  The Health Plan achieves 90% of its Plan Contribution and Revenue Growth goals, which results in the target incentive pool being decreased to 50% (as determined at the discretion of the CEO) of the budgeted target pool. CHC achieves 100% of its Earnings Per Share Goal, thus modifying the Health Plan’s pool by 1.0. The final incentive pool remains 50% of the budgeted target pool.

Example 2:  The Health Plan achieves 110% of its Plan Contribution and Revenue Growth goals, which results in the target incentive pool being increased to 120% of the budgeted target pool. CHC achieves 120% of its Earnings Per Share Goal, thus modifying the Health Plan’s pool by 1.3. The incentive pool equals 156% of the budgeted target pool. The final incentive pool equals 150% due to the cap.

Level of Health Plan Goal Achievement	% of Target Pool Available for Payout (1)
‹ 90%	0
90% ‹ 100%	CEO Discretion
100%	100%
110%	112%
116%	130%
130%	140%
140%	150%
150%	150%
(1) Straight–line interpolation will be used to calculate the incentive pools when performance falls between two levels.

Individual Incentive Payout Calculations

Individual incentive awards will be determined by the following:

      1.     Individual Target Incentive Opportunity

      2.     Incentive Pool Funding, and

      3.     Achievement of established financial goals and individual/team non-financial goals.

Individual incentive awards can vary between 0% and 200% of the Individual Target Incentive based on individual performance.

Form of Payment

Payments will be paid in cash.

Miscellaneous

Coventry Health Care reserves the right to amend or discontinue this plan at any time and/or add, reduce or limit the number of participants at any time such actions are deemed appropriate and in the best interest of CHC. This document shall not be construed as a contract with the employee and is in no way intended to limit the employment at will status of employees of Coventry Health Care, Inc., or its Health Plans.